Exhibit 99.1

Herbalife Reports Q4 Net Sales at High End of Guidance,
Q4 and Full-Year Net Sales Growth Excluding FX Headwinds1;
Q4 Adjusted EBITDA2 Exceeds Guidance

Stephan Gratziani Appointed CEO; Michael Johnson Named Executive Chairman

LOS ANGELES, February 19, 2025 – Herbalife Ltd. (NYSE: HLF) today reported financial results for the fourth quarter and year ended December 31, 2024:

Highlights

Fourth Quarter 2024
“With three consecutive
●	Net sales of $1.2 billion, down 0.6% vs. Q4 ’23 and at high end of guidance range	quarters of new
distributor
	○ Includes 330 basis points of FX headwinds	growth, a new incoming
CEO and significantly
	○ Up 2.7% year-over-year on constant currency basis[1]	improved Adjusted
EBITDA[2] margins, we
●	Net income of $177.9 million includes non-cash income tax benefits of $147.3 million; adjusted net income[2] $36.8 million	enter 2025 with strong momentum.”

●	Adjusted EBITDA[2] of $150.0 million exceeds guidance; adjusted EBITDA[2] margin up 340 basis points vs. Q4 ’23	- Michael Johnson, Chairman and CEO

●	Diluted EPS of $1.74; adjusted diluted EPS2 $0.36

Full-Year 2024

●	Net sales of $5.0 billion, down 1.4% vs. 2023 and at high end of guidance range

	○	Up 1.2% year-over-year on constant currency basis[1]

●	Adjusted EBITDA[2] of $634.8 million exceeds guidance; adjusted EBITDA[2] margin up 140 basis points vs. 2023

	○	Credit Agreement EBITDA[2] $728.8 million; total leverage ratio reduced to 3.2x at December 31

●	Net cash provided by operating activities of $285.4 million; capital expenditures $122.0 million

Outlook

●	First quarter and full-year 2025 guidance provided

1 Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why the Company believes adjusting for the effects of foreign exchange is useful.

2 Non-GAAP measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable U.S. GAAP measure for historical periods, as applicable, and a discussion of why the Company believes these non-GAAP measures are useful and certain information regarding non-GAAP guidance.

Management Commentary

Herbalife reported fourth quarter 2024 net sales of $1.2 billion, down 0.6% year-over-year, including 330 basis points of foreign currency headwinds. On a constant currency basis1, net sales increased 2.7% year-over-year.

Fourth quarter gross profit margin improved to 77.8% compared to 76.3% in the fourth quarter of 2023. On a year-over-year basis, gross profit margin primarily benefited from approximately 80 basis points of pricing, approximately 30 basis points of favorable input costs, mainly related to manufacturing efficiencies, approximately 30 basis points from lower inventory write-downs and approximately 20 basis points of favorable foreign currency, partially offset by approximately 20 basis points of unfavorable sales mix.

Fourth quarter net income was $177.9 million, with net income margin of 14.7% and adjusted net income2 of $36.8 million. Net income includes $147.3 million of non-cash net deferred income tax benefits related to changes the Company initiated to its corporate entity structure during the fourth quarter of 2024, including intra-entity transfers of intellectual property to one of its European subsidiaries. These non-cash net deferred income tax benefits are excluded from the adjusted results. Adjusted EBITDA2 of $150.0 million includes approximately $12 million of foreign currency headwinds year-over-year, with adjusted EBITDA2 margin of 12.4%, up 340 basis points versus the fourth quarter of 2023. Diluted EPS was $1.74 and includes $1.44 favorable impact related to the non-cash deferred income tax benefits recognized in the quarter. Adjusted diluted EPS2 was $0.36, which includes a $0.07 year-over-year foreign currency headwind.

For full-year 2024, net sales were $5.0 billion, down 1.4% year-over-year, including 260 basis points of foreign currency headwinds. On a constant currency basis1, net sales increased 1.2% year-over-year.

Full-year 2024 net income was $254.3 million, with net income margin of 5.1% and adjusted net income2 of $198.9 million. Net income includes $147.3 million of non-cash net deferred income tax benefits related to changes the Company initiated to its corporate entity structure during the fourth quarter of 2024, which are excluded from the adjusted results. Adjusted EBITDA2 of $634.8 million includes approximately $42 million of foreign currency headwinds year-over-year, with adjusted EBITDA2 margin of 12.7%, up 140 basis points versus 2023. Diluted EPS was $2.50 and includes $1.45 favorable impact related to the non-cash deferred income tax benefits recognized in the fourth quarter. Adjusted diluted EPS2 was $1.96, which includes a $0.28 year-over-year foreign currency headwind.

Net cash provided by operating activities was $69.6 million and $285.4 million for the three and twelve months ended December 31, 2024, respectively. Capital expenditures were $25.7 million and $122.0 million for the three and twelve months ended December 31, 2024, respectively, and capitalized SaaS implementation costs were approximately $3 million and $16 million, respectively. The Company expects to incur total capitalized SaaS implementation costs of approximately $25 million to $30 million for the full year of 2025, which are not included in capital expenditures.

During the first quarter of 2024, the Company initiated a Restructuring Program designed to bring leadership closer to its markets, streamline the employee structure and accelerate productivity. Substantially all actions related to the program were completed as of June 30. The Restructuring Program is expected to deliver annual savings of at least $80 million beginning in 2025, with at least $20 million and at least $50 million of savings realized during the three and twelve months ended December 31, 2024, respectively. The Company expects to incur total program pre-tax expenses of approximately $74 million (up from approximately $70 million) related to the program, which are primarily related to severance costs. For the three and twelve months ended December 31, 2024, approximately $1 million and $69 million, respectively, of pre-tax expenses were recognized in SG&A related to the restructuring and are excluded from the adjusted results.

On February 11, 2025, and consistent with its capital allocation priorities, the Company redeemed $65.0 million aggregate principal amount of the 7.875% Senior Notes due 2025 (“2025 Notes”) for an aggregate purchase price of $67.3 million, which included $2.3 million of accrued and unpaid interest. Following the redemption, the outstanding principal balance of the 2025 Notes is $197.3 million and remains due in September 2025.

“2024 was a transformative year for Herbalife,” said John DeSimone, Chief Financial Officer. “Our strong margin improvement and progress in paying down debt have positioned us to deliver long-term shareholder value.”

Distributor trends remain strong and reflect greater engagement globally. For the fourth quarter, the number of new distributors joining Herbalife worldwide increased 22% year-over-year – marking the Company’s third consecutive quarter of year-over-year growth. Overall event attendance at the Company’s Extravaganza training events across the globe was greater in 2024 than in 2023, further reflecting the demand and value these in-person events provide for development and networking. In 2025, the Company expects to host multi-city and multi-day events in select regions to accommodate the increased demand. The Company believes these events and other initiatives have supported an increase in sales leader retention. For the twelve-month requalification period ending January 2025, approximately 70.3% of the distributor sales leaders, excluding China, requalified to retain their status, up from 68.3% for the same period a year ago.

These positive trends continued into the new year as the Company began its global rollout of the Diamond Development Mastermind Program, an ongoing training and accountability program led by President Stephan Gratziani and supported by network marketing industry leader and coach, Eric Worre. In January, a kickoff event was held for the Asia Pacific region, with approximately 400 distributors attending the in-person session in Korea and nearly 2,600 distributors attending virtually or via the live streamed event from 13 other locations across the region.  This weekend, the program will be expanded to the Mexico market, with approximately 2,000 attendees expected, with additional markets to follow throughout the year.

In February, the Company celebrated its 45th anniversary of changing people’s lives through science-backed nutrition products and a business opportunity. In March, the Company will host Herbalife Honors in Los Angeles, California, with approximately 3,000 distributor leaders from around the world expected to attend the annual leadership training and recognition event.

CEO Transition

As announced in a separate press release today, the Board of Directors have appointed Stephan Gratziani as Chief Executive Officer. Mr. Gratziani succeeds Michael Johnson who will transition to the role of Executive Chairman. In addition, Rob Levy has been appointed to President, Worldwide Markets. All appointments are effective as of May 1, 2025.

“For both the fourth quarter and full year, we delivered net sales growth on a constant currency basis1,” said Michael Johnson. “Our 2024 results reflect the resilience of Herbalife, our distributors and our communities. I am excited and confident in the future of Herbalife under the experienced and visionary leadership of Stephan Gratziani.”

Fourth Quarter and Full-Year 2024 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

	Reported Net Sales		YoY Growth (Decline)
$ million	Q4 ‘24	Q4 ‘23	including FX	excluding FX1
North America	$245.0	$252.8	(3.1)%	(3.0)%
Latin America	199.5	196.4	1.6%	15.5%
EMEA	257.2	250.1	2.8%	5.6%
Asia Pacific	439.8	433.5	1.5%	3.0%
China	65.9	82.2	(19.8)%	(20.3)%
Worldwide	$1,207.4	$1,215.0	(0.6)%	2.7%

	Reported Net Sales		YoY Growth (Decline)
$ million	FY ‘24	FY ‘23	including FX	excluding FX1
North America	$1,054.4	$1,131.4	(6.8)%	(6.8)%
Latin America	832.5	820.9	1.4%	7.8%
EMEA	1,084.8	1,068.8	1.5%	4.4%
Asia Pacific	1,723.8	1,713.9	0.6%	3.0%
China	297.6	327.4	(9.1)%	(7.5)%
Worldwide	$4,993.1	$5,062.4	(1.4)%	1.2%

Regional Volume Point Metrics

	Volume Points
in millions	Q4 ‘24	Q4 ‘23	YoY % Chg.	FY ‘24	FY ‘23	YoY % Chg.
North America(a)	239.5	250.6	(4.4)%	1,029.5	1,160.9	(11.3)%
Latin America(b)	264.8	239.4	10.6%	1,035.8	1,028.0	0.8%
EMEA	269.2	279.5	(3.7)%	1,136.2	1,222.9	(7.1)%
Asia Pacific	548.9	552.3	(0.6)%	2,145.3	2,151.5	(0.3)%
China	49.4	60.1	(17.8)%	222.1	237.6	(6.5)%
Worldwide(c)	1,371.8	1,381.9	(0.7)%	5,568.9	5,800.9	(4.0)%

Note: During Q2 ‘24, most markets within the Latin America region, excluding Mexico, implemented a 5% price reduction and Volume Point adjustments for most products to enhance the competitiveness of product pricing and aiming to stimulate incremental volume growth.

During Q4 ‘24, the U.S. and Puerto Rico markets within the North America region, implemented Volume Point adjustments for most products for strategic reasons.

Refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2024, for additional details.

(a)	Excluding North America related Volume Point adjustments noted above, the year-over-year percentage change for Q4 ‘24 and FY ‘24 would have been a decrease of 6.1% and 11.7%, respectively.
(b)	Excluding Latin America related Volume Point adjustments noted above, the year-over-year percentage change for Q4 ‘24 and FY ‘24 would have been an increase of 8.6% and decrease of 0.6%, respectively.
(c)	Excluding the Volume Point adjustments noted above, the year-over-year percentage change for Q4 ‘24 and FY ‘24 would have been a decrease of 1.4% and 4.3%, respectively.

Outlook

First Quarter 2025 Guidance

$ million	Q1 ‘25 Guidance	Q1 ‘24 Results
Net sales	(5.5)% to (1.5)% YoY	1,264.3
Net sales at constant currency(a)	0% to +4% YoY
Adjusted EBITDA[2]	140 – 150	138.3
Adjusted EBITDA[2] at constant currency(a)	158 – 168
Capital expenditures	30 – 40	32.9

Full-Year 2025 Guidance

$ million	FY ‘25 Guidance	FY ‘24 Results
Net sales	(3)% to +3% YoY	4,993.1
Net sales at constant currency(a)	+1% to +7% YoY
Adjusted EBITDA[2]	600 – 640	634.8
Adjusted EBITDA[2] at constant currency(a)	670 – 710
Capital expenditures	100 – 130	122.0

(a)	Non-GAAP Measure. Net sales and adjusted EBITDA[2] at constant currency represent projections using U.S. Dollars at Q1 ‘24 and FY ‘24 average FX rates, respectively, and adjusting for other FX related impacts. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of non-GAAP guidance and why the Company believes adjusting for the effects of foreign exchange is useful.

Guidance Assumptions

•	Net sales and adjusted EBITDA[2] use the average daily exchange rates for the first three weeks of January 2025 to translate local currency projections for all of 2025
•	Outlook does not include any potential impact of incremental tariffs

Earnings Webcast and Conference Call

Herbalife’s senior management team will host a live audio webcast and conference call to discuss its fourth quarter and full-year 2024 financial results on Wednesday, February 19, 2025, at 5:30 p.m. ET (2:30 p.m. PT).

The live audio webcast will be available at the following link: https://edge.media-server.com/mmc/p/mssckczw.

Participants joining via the conference call may obtain the dial-in information and personal PIN to access the call by registering at the following link: https://register.vevent.com/register/BI34b011f4acb546d392c732dd054eb4c4.

Senior management also plans to reference slides during the webcast and call, which will be available under the Investor Relations section of Herbalife’s website at https://ir.herbalife.com, where financial and other information is posted from time to time. The live webcast will also be available at the same website, along with a replay of the webcast following the completion of the event and for 12 months thereafter.

About Herbalife Ltd.

Herbalife (NYSE: HLF) is a premier health and wellness company, community and platform that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in more than 90 markets through entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle to live their best life.

For more information, visit https://ir.herbalife.com.

Media Contact:

Thien Ho

Vice President, Global Corporate Communications

thienh@herbalife.com

Investor Contact:

Erin Banyas
Vice President, Head of Investor Relations

erinba@herbalife.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures, or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

•	the potential impacts of current global economic conditions, including inflation, unfavorable foreign exchange rate fluctuations, and tariffs or retaliatory tariffs, on us; our Members, customers, and supply chain; and the world economy;

●	our ability to attract and retain Members;

●	our relationship with, and our ability to influence the actions of, our Members;

●	our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;

●	adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

•	changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance matters;

●	the competitive nature of our business and industry;

●	legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;

●	the Consent Order entered into with the Federal Trade Commission, or FTC, the effects thereof and any failure to comply therewith;

●	risks associated with operating internationally and in China;

●	our ability to execute our growth and other strategic initiatives, including implementation of our restructuring initiatives, and increased penetration of our existing markets;

●	any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;

●	our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;

●	our reliance on our information technology infrastructure;

●	noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;

●	contractual limitations on our ability to expand or change our direct-selling business model;

●	the sufficiency of our trademarks and other intellectual property;

●	product concentration;

●	our reliance upon, or the loss or departure of any member of, our senior management team;

●	restrictions imposed by covenants in the agreements governing our indebtedness;

●	risks related to our convertible notes;

●	changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;

●	our incorporation under the laws of the Cayman Islands; and

●	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

Additional factors and uncertainties that could cause actual results or outcomes to differ materially from our forward-looking statements are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on February 19, 2025, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements and the related Notes included therein. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Forward-looking statements made in this release speak only as of the date hereof. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Net sales	$1,207.4	$1,215.0	$4,993.1	$5,062.4
Cost of sales	267.5	287.6	1,104.3	1,191.0
Gross profit	939.9	927.4	3,888.8	3,871.4
Royalty overrides	397.0	397.4	1,633.0	1,659.2
Selling, general, and administrative expenses	436.9	474.3	1,875.4	1,866.0
Other operating income (1)	(0.5)	(0.1)	(5.5)	(10.2)
Operating income	106.5	55.8	385.9	356.4
Interest expense, net	53.9	38.1	206.0	154.4
Other expense (income), net (2)	-	-	10.5	(1.0)
Income before income taxes	52.6	17.7	169.4	203.0
Income taxes	(125.3)	7.5	(84.9)	60.8
Net income	$177.9	$10.2	$254.3	$142.2

Earnings per share:
Basic	$1.76	$0.10	$2.53	$1.44
Diluted	$1.74	$0.10	$2.50	$1.42

Weighted-average shares outstanding:
Basic	101.1	99.3	100.6	99.0
Diluted	102.0	100.7	101.6	100.2

(1) Other operating income for the three and twelve months ended December 31, 2024 and 2023 relates to certain China government grant income.

(2) Other expense, net for the year ended December 31, 2024 relates to loss on extinguishment of 2018 Credit Facility, as well as partial redemption and private repurchase of 2025 Notes. Other income, net for the year ended December 31, 2023 relates to gain on extinguishment of a portion of 2024 Convertible Notes.

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	December 31,	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$415.3	$575.2
Receivables, net	68.9	81.2
Inventories	475.4	505.2
Prepaid expenses and other current assets	184.1	237.7
Total Current Assets	1,143.7	1,399.3

Property, plant and equipment, net	460.2	506.5
Operating lease right-of-use assets	185.7	185.8
Marketing-related intangibles and other intangible assets, net	312.3	314.0
Goodwill	87.7	95.4
Deferred income tax assets	398.6	179.3
Other assets	139.9	129.1
Total Assets	$2,728.1	$2,809.4

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$70.0	$84.0
Royalty overrides	334.1	343.4
Current portion of long-term debt	283.5	309.5
Other current liabilities	542.8	540.7
Total Current Liabilities	1,230.4	1,277.6

Non-current liabilities:
Long-term debt, net of current portion	1,976.6	2,252.9
Non-current operating lease liabilities	169.5	167.6
Other non-current liabilities	152.7	171.6
Total Liabilities	3,529.2	3,869.7

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	278.2	233.9
Accumulated other comprehensive loss	(271.4)	(232.0)
Accumulated deficit	(808.0)	(1,062.3)
Total Shareholders' Deficit	(801.1)	(1,060.3)
Total Liabilities and Shareholders' Deficit	$2,728.1	$2,809.4

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$254.3	$142.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121.4	113.3
Share-based compensation expenses	50.0	48.0
Non-cash interest expense	13.4	7.4
Deferred income taxes	(229.6)	(41.1)
Inventory write-downs	18.9	28.5
Foreign exchange transaction loss	7.6	6.0
Loss (gain) on extinguishment of debt	10.5	(1.0)
Other	6.4	6.5
Changes in operating assets and liabilities:
Receivables	5.9	(12.6)
Inventories	(30.4)	57.5
Prepaid expenses and other current assets	43.1	(13.8)
Accounts payable	(14.6)	(7.4)
Royalty overrides	11.1	(6.5)
Other current liabilities	40.4	23.8
Other	(23.0)	6.7
Net cash provided by operating activities	285.4	357.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(122.0)	(135.0)
Proceeds from sale and leaseback transaction, net of related expenses	37.9	-
Other	(0.5)	0.2
Net cash used in investing activities	(84.6)	(134.8)

Cash flows from financing activities:
Borrowings from senior secured credit facility and other debt, net of discount	1,394.4	215.2
Principal payments on senior secured credit facility and other debt	(1,937.0)	(289.6)
Repayment of convertible senior notes	(197.0)	(64.3)
Proceeds from senior secured notes, net of discount	778.4	-
Repayment of senior notes	(344.3)	-
Debt issuance costs	(24.0)	(1.8)
Share repurchases	(8.3)	(11.0)
Other	2.5	3.2
Net cash used in financing activities	(335.3)	(148.3)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(22.9)	4.8
Net change in cash, cash equivalents, and restricted cash	(157.4)	79.2
Cash, cash equivalents, and restricted cash, beginning of period	595.5	516.3
Cash, cash equivalents, and restricted cash, end of period	$438.1	$595.5

Cash paid during the year:
Interest paid	$194.4	$159.1
Income taxes paid	$146.5	$133.1

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Credit Agreement EBITDA

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA exclude the impact of certain unusual or non-recurring items such as expenses related to restructuring initiatives, expenses related to the digital technology program, gains or losses from sale of property, gains or losses from extinguishment of debt and certain tax expenses and benefits, as further detailed in the reconciliations below. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales. Credit agreement EBITDA represents EBITDA adjusted for items permitted under our senior secured credit facilities.

Management believes that such non-GAAP performance measures, when read in conjunction with the Company’s reported results, calculated in accordance with U.S. GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under U.S. GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company’s definitions and calculations as set forth in the tables below of adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from, nor as alternatives to, net income or diluted EPS calculated in accordance with U.S. GAAP.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA or constant currency adjusted EBITDA guidance to net income, the comparable U.S. GAAP measure, because, due to the unpredictable or unknown nature of certain significant items, such as income tax expenses or benefits, loss contingencies, and any gains or losses in connection with refinancing transactions, we cannot reconcile these non-GAAP projections without unreasonable efforts. We expect the variability of these items, which are necessary for a presentation of the reconciliation, could have a significant impact on our reported U.S. GAAP financial results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a measure presented in accordance with U.S. GAAP. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
$ million	2024	2023	2024	2023
Net income	$177.9	$10.2	$254.3	$142.2
Expenses related to Restructuring Program (1) (2)	0.9	-	69.1	-
Expenses related to Transformation Program (1) (2)	4.0	12.2	13.4	54.2
Digital technology program costs (1) (2)	4.6	9.5	26.7	32.1
Gain on sale of property (1) (2)	-	-	(4.0)	-
Korea tax settlement (1) (2)	-	-	-	8.6
Loss (gain) on extinguishment of debt (1) (2)	-	-	10.5	(1.0)
Income tax adjustments for above items (1) (2)	(3.3)	(3.3)	(23.8)	(14.3)
Deferred income tax benefits, net, from corporate entity reorganization	(147.3)	-	(147.3)	-
Adjusted net income	$36.8	$28.6	$198.9	$221.8

The following is a reconciliation of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended December 31,		Year Ended December 31,
$ per share	2024	2023	2024	2023
Diluted earnings per share	$1.74	$0.10	$2.50	$1.42
Expenses related to Restructuring Program (1) (2)	0.01	-	0.68	-
Expenses related to Transformation Program (1) (2)	0.04	0.12	0.13	0.54
Digital technology program costs (1) (2)	0.05	0.09	0.26	0.32
Gain on sale of property (1) (2)	-	-	(0.04)	-
Korea tax settlement (1) (2)	-	-	-	0.09
Loss (gain) on extinguishment of debt (1) (2)	-	-	0.10	(0.01)
Income tax adjustments for above items (1) (2)	(0.03)	(0.03)	(0.23)	(0.14)
Deferred income tax benefits, net, from corporate entity reorganization	(1.44)	-	(1.45)	-
Adjusted diluted earnings per share (5)	$0.36	$0.28	$1.96	$2.21

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and Credit Agreement EBITDA and Credit Agreement total leverage ratio:

	Three Months Ended					Year Ended December 31,
$ million	Dec 31 '23	Mar 31 '24	Jun 30 '24	Sep 30 '24	Dec 31 '24	2024	2023
Net sales	$1,215.0	$1,264.3	$1,281.1	$1,240.3	$1,207.4	$4,993.1	$5,062.4

Net income	$10.2	$24.3	$4.7	$47.4	$177.9	$254.3	$142.2
Interest expense, net	38.1	37.9	57.7	56.5	53.9	206.0	154.4
Income taxes	7.5	9.7	7.5	23.2	(125.3)	(84.9)	60.8
Depreciation and amortization	28.2	29.2	32.6	30.6	29.0	121.4	113.3
EBITDA	84.0	101.1	102.5	157.7	135.5	496.8	470.7
Amortization of SaaS implementation costs	3.1	3.6	8.7	5.0	5.0	22.3	6.0
Expenses related to Restructuring Program	-	16.7	48.8	2.7	0.9	69.1	-
Expenses related to Transformation Program	12.2	5.9	3.5	-	4.0	13.4	54.2
Digital technology program costs	9.5	11.0	6.0	5.1	4.6	26.7	32.1
Gain on sale of property	-	-	-	(4.0)	-	(4.0)	-
Korea tax settlement	-	-	-	-	-	-	8.6
Loss (gain) on extinguishment of debt	-	-	10.5	-	-	10.5	(1.0)
Adjusted EBITDA	108.8	138.3	180.0	166.5	150.0	634.8	570.6
Interest income	3.2	3.7	2.8	2.8	3.0	12.3	11.5
Inventory write-downs	6.6	4.7	6.7	5.6	1.9	18.9	28.5
Share-based compensation expenses	12.3	11.9	11.8	13.0	13.3	50.0	48.0
Other expenses (3)	11.8	0.9	6.7	9.3	(4.1)	12.8	11.5
Credit Agreement EBITDA	$142.7	$159.5	$208.0	$197.2	$164.1	$728.8	$670.1
Credit Agreement Total Debt (4)						$2,332.7	$2,581.1
Credit Agreement Total Leverage Ratio						3.2x	3.9x

Net income margin	0.8%	1.9%	0.4%	3.8%	14.7%	5.1%	2.8%
Adjusted EBITDA margin	9.0%	10.9%	14.1%	13.4%	12.4%	12.7%	11.3%

(1) Based on interim income tax reporting rules, these (income)/expense items are not considered discrete items. The tax effect of the adjustments between our U.S. GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
$ million	2024	2023	2024	2023
Expenses related to Restructuring Program	$(2.6)	$-	$(17.5)	$-
Expenses related to Transformation Program	(1.2)	(2.3)	(3.1)	(10.6)
Digital technology program costs	0.7	(1.2)	(1.8)	(2.6)
Gain on sale of property	-	-	0.9	-
Korea tax settlement	-	0.3	-	(1.1)
Loss (gain) on extinguishment of debt	(0.2)	(0.1)	(2.3)	-
Total income tax adjustments	$(3.3)	$(3.3)	$(23.8)	$(14.3)

	Three Months Ended December 31,		Year Ended December 31,
$ per share	2024	2023	2024	2023
Expenses related to Restructuring Program	$(0.03)	$-	$(0.17)	$-
Expenses related to Transformation Program	(0.01)	(0.02)	(0.03)	(0.11)
Digital technology program costs	0.01	(0.01)	(0.02)	(0.03)
Gain on sale of property	-	-	0.01	-
Korea tax settlement	-	-	-	(0.01)
Loss (gain) on extinguishment of debt	-	-	(0.02)	-
Total income tax adjustments (5)	$(0.03)	$(0.03)	$(0.23)	$(0.14)

(3) Other expenses include certain non-cash items such as bad debt expense, unrealized foreign currency gains and losses, and other gains and losses

(4) Represents the outstanding principal amount of total debt as of the respective period end

(5) Amounts may not total due to rounding